      TEXTILE SERVICES  IMAGE APPAREL  INNOVATION  VALUE

                                               Angelica Corporation
                                               424 South Woods Mill Road
                                               Chesterfield, Missouri 63017-3406
                                               Tel: 314-854-3800
Angelica [logo]                                Fax: 314-854-3890


                                                           November 16, 2000
Dear Shareholder:

Third quarter earnings of $.23 per share were measurably better than $.07 per share in the third quarter last year. We are encouraged by this increase but are disappointed that lower than expected Image Apparel sales and higher than expected energy and labor costs negatively affected our ability to improve quarterly results more substantially, given that last year's third quarter financial performance was very weak.

Third quarter combined sales and textile service revenues were $116,933,000, up 0.3 percent from $116,578,000 in last year's third quarter. This is the first quarterly sales increase, albeit small, in ten quarters. Pretax income increased substantially, $3,165,000 versus $1,051,000 in the same period last year, and third quarter net income of $1,994,000 compared with $652,000 last year. For the first three quarters of fiscal 2001, combined sales and textile service revenues were 3.3 percent lower at $341,831,000 compared with $353,497,000 in the same period last year. However, pretax income rose to $8,536,000 from $7,158,000 last year, and net income increased 21.2 percent to $5,378,000 compared with $4,438,000 in last year's first three quarters. Earnings per share for the three quarters were $.62 compared with $.51 in last year's first three quarters, an increase of
21.6 percent.

Revenues in the Textile Services segment in the third quarter were $61,159,000 or 1.7 percent higher than the $60,139,000 last year. The investments made to revitalize the sales and marketing effort are continuing to be effective, and the difficult decisions made last year to combat margin erosion which precipitated sales declines have proven to be the correct strategy. This is the first quarter in almost three years where revenues were higher than the comparable prior quarter. The annualized volume of new business signed in the first three quarters was more than double the losses of existing business in the same time period and nearly 40 percent higher than new business additions in the first three quarters last year. Operating earnings for the quarter increased 88.5 percent compared with the year ago period, rising to $3,133,000 from $1,662,000. This is despite extraordinary increases in electricity and natural gas costs which, for the most part, we are finding difficult to pass along to our customers due to contract conditions. (It should be noted that new contracts are being written keeping in mind the need to pass along uncontrollable cost increases.) Earnings continue to benefit from better management of linen costs and improved productivity from our investments in labor-saving equipment. With the improvements being experienced in results of the Textile Services segment, we are now prepared to consider selective acquisitions and internal expansion where appropriate. Product and service quality has improved throughout this segment. It is essential that we continue to increase operating margins in this business in order to be a positive partner with major hospitals and our many other customers for the future.

At Manufacturing and Marketing, our bookings are gradually increasing and the sales decline relative to the comparable prior year was lower in the third quarter than it had been in either the second or first quarter this year. Third quarter sales of $37,713,000 were 1.5 percent below prior year's sales of $38,274,000. Despite a lower cost position resulting from improved manufacturing and sourcing of our products, as well as improved customer service, it is taking longer than expected for us to regain market share. While we had expected large program rollouts to be a bigger factor in the third quarter, some have been delayed, and sales from these programs are expected to add to the top line in the fourth quarter this year and the first quarter next year. Third quarter earnings increased significantly, however, from $1,553,000 last year to $2,000,000 this year, an increase of
28.8 percent. In addition to improved margins due to better sourcing, earnings benefited from the recently combined two



      www.angelica-corp.com
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Canadian operations of this segment having another excellent quarter. The quarter also marked a successful entry into the school uniform program this year, and we are planning to grow revenues in this important new market in fiscal 2002.

In the third quarter, sales of Life Retail Stores increased slightly to $24,876,000 from $24,372,000 in the same period last year. Life had a same-store sales increase of 4.5 percent in a relatively weak apparel retail environment. The month of October was the fourteenth month in a row where same-store sales have increased. We have 285 stores in operation compared to 304 stores this time last year, which had the effect of largely offsetting the same-store sales increase. Earnings of $1,248,000 for the third quarter were 11.6 percent below earnings of $1,411,000 in the third quarter last year, but dramatically higher than the $146,000 earned in the second quarter this year. During the third quarter, we successfully entered the catalogue and e-commerce distribution channels. We were especially pleased that these entries actually added to traffic in our stores. While short-term earnings are negatively affected by the cost of entering the catalogue and e-commerce distribution channels, long-term sales and earnings will benefit. Life Retail now offers quality, fashion healthcare apparel in four significant distribution channels: retail stores, on-the-job shopping events, catalogues and e-commerce. Life Retail has also reduced its cost of goods through astute purchasing and has increased margins, yet at the same time reduced prices for their customers. We are planning to open thirteen new stores over the next six months. Five of these will be in the Boston metropolitan area where we, and the marketplace, are under-represented in healthcare apparel retail stores. By entering new distribution channels, opening new stores, continuing growth in same-store sales and better cost management, this segment is expected to add more value in the future.

Third quarter consolidated earnings also benefited from interest income on higher cash balances as well as lower interest expense. Operating cash flow for the first three quarters was $15,216,000, and we ended the period with $22,393,000 cash on hand. Also during the quarter, we repurchased another 45,000 shares of our stock under the previously announced program authorizing the repurchase of up to 2,000,000 shares over three years. We have repurchased a total of 95,600 shares so far this year and expect to buy additional shares in the remainder of the year.

In summary, we are pleased to report an increase in earnings for the third quarter, following a similar impressive increase in the second quarter. We are confident that fiscal 2001 results will significantly exceed fiscal 2000 results, and we believe that we have the foundation for even better results next year. Our goal to add shareholder value is still enthusiastically held by all of the management teams and associates throughout your Company.

Respectfully submitted,


/s/ Don W. Hubble


Don W. Hubble
Chairman, President and
Chief Executive Officer




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

CONSOLIDATED STATEMENTS OF INCOME
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except per share amounts)


                                                 Third Quarter Ended            Three Quarters Ended
                                             ---------------------------     ---------------------------
                                             October 28,     October 30,     October 28,     October 30,
                                                2000            1999            2000            1999
                                             -----------     -----------     -----------     -----------
Textile service revenues                      $ 61,159        $ 60,139        $181,770        $185,453
Net sales                                       55,774          56,439         160,061         168,044
                                              --------        --------        --------        --------
                                               116,933         116,578         341,831         353,497
                                              --------        --------        --------        --------

Cost of textile services                        49,201          49,745         145,017         149,634
Cost of goods sold                              32,889          34,877          95,581         104,823
                                              --------        --------        --------        --------
                                                82,090          84,622         240,598         254,457
                                              --------        --------        --------        --------

Gross profit                                    34,843          31,956         101,233          99,040
                                              --------        --------        --------        --------

Selling, general and
    administrative expenses                     29,494          28,140          86,250          84,006
Interest expense                                 2,060           2,147           6,221           6,479
Other expense, net                                 124             618             226           1,397
                                              --------        --------        --------        --------
                                                31,678          30,905          92,697          91,882
                                              --------        --------        --------        --------

Income before income taxes                       3,165           1,051           8,536           7,158
Provision for income taxes                       1,171             399           3,158           2,720
                                              --------        --------        --------        --------
Net income                                    $  1,994        $    652        $  5,378        $  4,438
                                              ========        ========        ========        ========


Basic and diluted earnings per share *        $   0.23        $   0.07        $   0.62        $   0.51
                                              ========        ========        ========        ========


Dividends per common share                    $   0.08        $   0.24        $   0.40        $   0.72
                                              ========        ========        ========        ========


Comprehensive income consists of net income and foreign currency translation adjustments, totaling $1,779 and $870 for the quarters ended October 28, 2000 and October 30, 1999, respectively, and $5,019 and $5,048 for the three quarters ended October 28, 2000 and October 30, 1999, respectively.

Certain amounts in the prior year have been reclassified to conform to current year presentation.

[FN]
* Based upon weighted average number of common and common equivalent shares outstanding of 8,698,133 and 8,699,906 for fiscal periods of 2001 and 2000, respectively.


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CONSOLIDATED BALANCE SHEETS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)


                                                                     October 28,       January 29,
                                                                        2000              2000
                                                                     -----------       -----------
ASSETS
------
Current Assets:
    Cash and short-term investments                                   $  22,393         $  15,651
    Receivables, less reserve of $3,755 and $2,792                       56,556            55,700
    Inventories:
      Raw material                                                       23,391            20,377
      Work in progress                                                    3,798             4,446
      Finished goods                                                     58,340            55,182
                                                                      ---------         ---------
                                                                         85,529            80,005

    Linens in service                                                    31,310            33,075
    Prepaid expenses                                                      4,183             4,423
    Income taxes                                                          2,632               458
                                                                      ---------         ---------
      Total Current Assets                                              202,603           189,312
                                                                      ---------         ---------
Property and Equipment                                                  201,565           210,308
Less -- reserve for depreciation                                        117,356           118,121
                                                                      ---------         ---------
                                                                         84,209            92,187
                                                                      ---------         ---------
Goodwill                                                                  5,447             5,765
Other acquired assets                                                     3,111             4,575
Cash surrender value of life insurance                                   21,714            20,954
Miscellaneous                                                             5,418             6,802
                                                                      ---------         ---------
                                                                         35,690            38,096
                                                                      ---------         ---------
Total Assets                                                          $ 322,502         $ 319,595
                                                                      =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
    Current maturities of long-term debt                              $   2,677         $   3,026
    Accounts payable                                                     24,613            23,535
    Accrued expenses                                                     24,612            21,629
                                                                      ---------         ---------
      Total Current Liabilities                                          51,902            48,190
                                                                      ---------         ---------
Long-Term Debt, less current maturities                                  86,276            87,916
Other Long-Term Obligations                                              20,140            20,077

Shareholders' Equity:
    Preferred Stock:
      Class A, Series 1, $1 stated value,
        authorized 100,000 shares, outstanding:  None                        --                --
      Class B, authorized 2,500,000 shares, outstanding:  None               --                --
    Common stock, $1 par value, authorized 20,000,000
      shares, issued: 9,471,538                                           9,472             9,472
    Capital surplus                                                       4,196             4,196
    Retained earnings                                                   168,155           166,574
    Accumulated other comprehensive income                               (2,058)           (1,699)
    Common Stock in treasury, at cost: 879,270 and 795,856              (15,581)          (15,131)
                                                                      ---------         ---------
                                                                        164,184           163,412
                                                                      ---------         ---------
    Total Liabilities and Shareholders' Equity                        $ 322,502         $ 319,595
                                                                      =========         =========






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CONSOLIDATED STATEMENTS OF CASH FLOWS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                Three Quarters Ended
                                                            ----------------------------
                                                            October 28,      October 30,
                                                               2000             1999
                                                            -----------      -----------
Cash Flows from Operating Activities:
    Net income                                               $  5,378         $  4,438
    Non-cash items included in net income:
      Depreciation                                              9,857           10,222
      Amortization of acquisition costs                         1,782            2,331
    Change in working capital components,
      net of businesses acquired/disposed of                   (2,488)           3,707
    Other, net                                                    687             (497)
                                                             --------         --------
      Net cash provided by operating activities                15,216           20,201
                                                             --------         --------


Cash Flows from Investing Activities:
    Expenditures for property and equipment, net               (7,353)          (5,354)
    Cost of businesses acquired                                    --             (505)
    Disposals of businesses and property                        5,474            3,741
                                                             --------         --------
      Net cash used in investing activities                    (1,879)          (2,118)
                                                             --------         --------

Cash Flows from Financing Activities:
    Long-term debt repayments                                  (1,989)          (4,686)
    Dividends paid                                             (3,469)          (6,246)
    Repurchase of stock                                          (822)            (360)
    Other, net                                                   (315)             593
                                                             --------         --------
      Net cash used in financing activities                    (6,595)         (10,699)
                                                             --------         --------


Net increase in cash and short-term investments                 6,742            7,384
Balance at beginning of year                                   15,651            6,876
                                                             --------         --------
Balance at end of period                                     $ 22,393         $ 14,260
                                                             ========         ========

Supplemental cash flow information:
    Income taxes paid                                        $  4,642         $  1,389
    Interest paid                                            $  5,488         $  6,764




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BUSINESS SEGMENT INFORMATION
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                              Third Quarter Ended                     Three Quarters Ended
                                                        -------------------------------         -------------------------------
                                                        October 28,         October 30,         October 28,         October 30,
                                                            2000                1999                2000                1999
                                                        -----------         -----------         -----------         -----------
Sales and textile service revenues:
    Textile Services                                     $  61,159           $  60,139           $ 181,770           $ 185,453
    Manufacturing and Marketing                             37,713              38,274             110,433             118,624
    Retail Sales                                            24,876              24,372              69,521              67,753
    Intersegment sales                                      (6,815)             (6,207)            (19,893)            (18,333)
                                                         ---------           ---------           ---------           ---------
                                                         $ 116,933           $ 116,578           $ 341,831           $ 353,497
                                                         =========           =========           =========           =========


Earnings:
    Textile Services                                     $   3,133           $   1,662           $  11,357           $   9,740
    Manufacturing and Marketing                              2,000               1,553               5,251               5,220
    Retail Sales                                             1,248               1,411               1,938               2,972
    Interest, corporate expenses and other, net             (3,216)             (3,575)            (10,010)            (10,774)
                                                         ---------           ---------           ---------           ---------
                                                         $   3,165           $   1,051           $   8,536           $   7,158
                                                         =========           =========           =========           =========


SUMMARY FINANCIAL POSITION DATA
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except ratios, shares and per share amounts)

                                                                  Three Quarters Ended
                                                             ------------------------------
                                                             October 28,        October 30,
                                                                2000               1999
                                                             -----------        -----------
    Working capital                                           $  150,701          $ 142,504
    Current ratio                                               3.9 to 1           3.9 to 1
    Long-term debt                                            $   86,276          $  88,927
    Shareholders' equity                                      $  164,184          $ 164,684
    Percent long-term debt to debt and equity                       34.4%              35.1%
    Equity per common share                                   $    19.11          $   18.98
    Common shares outstanding                                  8,592,268          8,675,781



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Forward-Looking Statements:

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general ecomomic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, availability of non-domestic image apparel contractors to manufacture and deliver at an appropriate cost and in a timely manner, the ability to attract and retain key personnel, unusual or unexpected cash needs for operations or capital transactions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.
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